Exhibit 99.1

CONTACTS:

Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

Savvis Reports Second Quarter 2009 Results

Revenue of $219.9 Million, up 3% Year-Over-Year

Adjusted EBITDA* of $55.1 Million, up 23% Year-Over-Year

Adjusted Free Cash Flow* of $15.3 Million

ST. LOUIS, July 29, 2009 – Savvis, Inc. (NASDAQ:SVVS), a global leader in outsourced internet infrastructure services for enterprises, today reported its second quarter 2009 financial results, with revenue of $219.9 million, compared to $212.9 million in the second quarter of 2008. Second quarter 2009 revenue included $6.5 million of non-recurring early termination fees (ETF) related to the departure of the American Stock Exchange (AMEX), following its acquisition by NYSE Euronext. Excluding this amount, revenue was $213.4 million, up slightly on a year-over-year basis.

Income from operations for the second quarter of 2009 was $9.5 million, compared to $0.9 million in the second quarter of 2008. The company also reported a net loss of ($6.2) million, or ($0.12) per share, in the second quarter of 2009, which is an improvement compared to a second quarter 2008 loss of ($10.6) million, or ($0.20) per share.

Adjusted EBITDA for the second quarter of 2009 was $55.1 million, compared to $44.7 million of adjusted EBITDA in the second quarter of 2008. Excluding the AMEX non-recurring ETF, adjusted EBITDA was $48.6 million and up 9% on a year-over-year basis. In addition, Savvis reported positive adjusted free cash flow of $15.3 million for the second quarter.

“I’m pleased with our progress to date, especially in light of the overall macroeconomic conditions. As expected, our results for the second quarter were positive,” said Phil Koen, chief executive officer of Savvis. “I’d like to specifically call out our continued positive adjusted free cash flow. This metric, along with return on capital employed*, really defines the kind of success we have seen with our focus on managed hosting. We will continue to make the best use of our capital, as we position the company for long-term growth through our managed hosting strategy.”

Second Quarter Financial Results

US dollars in millions	Three months ended
	6/30/09	3/31/09	6/30/08
Colocation	$84.9	$84.2	$74.8
Managed Hosting	$67.3	$68.1	$64.7

Hosting	$152.2	$152.3	$139.5
Network Services	$67.7	$69.2	$73.4

Total Revenue(1)	$219.9	$221.5	$212.9

Cost of Revenue(2)(3)	$120.0	$119.0	$118.2
SG&A Expenses(2)(3)	$44.8	$43.7	$50.1
Non-Cash, Equity-Based Compensation(4)	$7.8	$6.9	$9.6
Income from Operations(5)	$9.5	$15.6	$0.9
Net Income (Loss)(5)	$(6.2)	$0.6	$(10.6)

Adjusted EBITDA(1)	$55.1	$58.8	$44.7
Adjusted EBITDA Margin(1)	25.1%	26.5%	21.0%

(1)	Excluding the $6.5 million AMEX non-recurring ETF, for the three months ended June 30, 2009, total revenue was $213.4 million, adjusted EBITDA was $48.6 million and adjusted EBITDA margin was 22.8%.
(2)	Both cost of revenue and SG&A expenses exclude depreciation, amortization, accretion and non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended June 30, 2009, March 31, 2009, and June 30, 2008, was $1.5 million, $1.5 million and $1.6 million and to SG&A expenses was $6.3 million, $5.4 million and $8.0 million, respectively.
(3)	Amounts include a reclassification from cost of revenue to SG&A expenses of $3.1 million for the three months ended June 30, 2008.
(4)	Non-cash, equity-based compensation was favorably impacted in the three months ended March 31, 2009, by net one-time adjustments of $0.9 million, which were primarily related to the impact of employee turnover.
(5)	Income from operations and net income (loss) are restated from previously reported amounts due to Savvis’ adoption of FASB Staff Position APB 14-1. Interest expense increased $3.2 million for the three months ended June 30, 2008.

Second Quarter Overview

Total Savvis revenue for the second quarter was $219.9 million. Both including and excluding the AMEX non-recurring ETF, revenue was up, when compared to revenue of $212.9 million in the second quarter of 2008, and down, when compared to first quarter 2009 revenue of $221.5 million. The quarterly decline reflected slower growth in Managed Hosting and churn in Colocation related to the departure of an internet content customer in one of the company’s data centers.

Income from operations of $9.5 million showed an improvement from the $0.9 million recorded in the second quarter of 2008. For the first quarter of 2009, the company reported income from operations of $15.6 million.

A consolidated net loss of ($6.2) million was recorded in the second quarter of 2009, compared to a loss of ($10.6) million in the second quarter of 2008 and net income of $0.6 million in the first quarter of 2009. Savvis recorded a loss per share of ($0.12) in the second quarter of 2009, compared to a loss per share of ($0.20) in the second quarter of 2008 and earnings per share of $0.01 in the first quarter of 2009.

For the second quarter, adjusted EBITDA was $55.1 million. Excluding the $6.5 million AMEX non-recurring ETF, adjusted EBITDA improved 9% from adjusted EBITDA of $44.7 million in the second quarter of 2008 and declined on a quarter-over-quarter basis. Excluding the second quarter AMEX non-recurring ETF, adjusted EBITDA margin for the quarter was 23%. This reflects a year-over-year improvement of approximately 180 basis points and a quarter-over-quarter decline of approximately 380 basis points.

Hosting

US dollars in millions	Three months ended
	6/30/09	3/31/09	6/30/08
Colocation	$84.9	$84.2	$74.8
Managed Hosting	$67.3	$68.1	$64.7

Total Hosting Revenue	$152.2	$152.3	$139.5
Percentage change		—%	9%

Overall Hosting revenue was $152.2 million in the second quarter, and on a year-over-year basis, Hosting was up 9%. The year-over-year improvement in Hosting revenue reflects increased enterprise interest in outsourced hosting offerings, due to the more challenging economic conditions. However, the overall sales cycle remains elongated, compared to historical trends.

For the quarter, Managed Hosting contributed $67.3 million to overall Hosting revenue, or 44%. Year-over-year, Managed Hosting revenue grew 4%, while on a quarter-over-quarter basis, revenue was down slightly.

Colocation contributed $84.9 million to overall Hosting revenue in the second quarter, or 56%. Year-over-year, Colocation grew 14%. On a quarter-over-quarter basis, Colocation grew slightly, despite some increased churn during the quarter related to the departure of an internet content customer.

Network Services

US dollars in millions	Three months ended
	6/30/09	3/31/09	6/30/08
Revenue	$67.7	$69.2	$73.4
Percentage change		(2)%	(8)%

In the second quarter, Network Services revenue was 31% of overall revenue, or $67.7 million. This represented an (8%) year-over-year decline and a (2%) quarter-over-quarter decline. Savvis continued to focus on network customers within its service profile.

Highlights

For the second quarter of 2009, the Financial Vertical represented 27% of total revenue, or $60.0 million. Financial Vertical revenue in the quarter was up 10%, compared to the second quarter of 2008, and 5%, compared to the first quarter of 2009. The funnel for new Financial Vertical business remains strong, and today Savvis announced that it has added Credit Suisse Crossfinder to its roster of customers.

During the quarter, Savvis announced a three-year extension of its master services agreement with Thomson Reuters, its largest customer with 7% of revenue. In addition to other managed hosting and IT infrastructure services, Savvis will continue to manage the IT infrastructure solutions required for the collection of exchange data for Thomson Reuters market data services worldwide.

Savvis also received several significant certifications during the second quarter. The company achieved Cisco Powered designation for Managed TelePresence™ Network Connection. In addition, Savvis joined the Microsoft Software + Services Incubation Center Program as a Gold Certified Microsoft partner, based on its abilities as a global hosting and IT infrastructure services provider in delivering Software-as-a-Service (SaaS) enablement services to independent software vendors (ISVs) and enterprise customers.

In addition to other SaaS wins, two significant new customers joined Savvis during the quarter. Savvis is providing MedeAnalytics with a managed IT infrastructure services solution, which includes managed compute, storage, network and security. Savvis also announced that it is providing global IT infrastructure solutions to Workday, Inc., the leader in enterprise-class, SaaS-based human resource and financial solutions. Savvis’ SaaS infrastructure solutions are focused on providing a secure, scalable, global and function-rich cloud hosting platform that enables fast, economical and reliable deployment of SaaS applications. SaaS continues to be a strong focus for Savvis, and revenue in this area grew 3%, quarter-over-quarter.

Finally, Savvis was positioned in the Leaders Quadrant in the Web Hosting and Hosted Cloud System Infrastructure Services Magic Quadrant. The Gartner Magic Quadrant is widely recognized as one of the most influential reports for enterprises seeking to evaluate hosting vendors. Its evaluation is based on completeness of vision, including market understanding, product strategy and innovation, and assesses ability to execute, which includes operations and overall viability, among other criteria.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $38.4 million in the second quarter of 2009, compared to $21.4 million in the second quarter of 2008. Cash capital expenditures for the quarter totaled $27.2 million.

As of June 30, 2009, the long-term debt and capital leases for Savvis (net of current portion) totaled $562.5 million. The company’s cash position at June 30, 2009, was $154.9 million, compared to $145.9 million at March 31, 2009.

Financial Outlook

“Although we are seeing an improving overall environment, we still expect our third quarter revenue to be down sequentially,” said Greg Freiberg, chief financial officer for Savvis. “However, given our sales funnel and the quality of engagements to date, we are targeting a return to top- and bottom-line growth during the fourth quarter.”

Reflecting its first half results, Savvis now expects the following for full year 2009:

•	Adjusted EBITDA of $195 to $210 million, an increase over previous guidance of $190 to $200 million

•	Total cash capital expenditures of $110 to $140 million, including $10 million to be expended in 2009 for the expansion of the financial data center complex in metro New York

•	Cash interest expense (net) of approximately $40 to $45 million

•	Adjusted free cash flow of $25 to $45 million, an increase over previous guidance of $20 to $35 million

Investor Conference Call

Savvis will webcast an investor conference call today, July 29, 2009, at 10:00 a.m. ET. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 837-9780 for financial analysts in North America or (703) 639-1418 for international analysts. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Wednesday, August 12, by dialing (888) 266-2081 in North America or (703) 925-2533 internationally and using the access code 1376623.

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is a global leader in outsourced internet infrastructure services for enterprises. More than 4,000 customers, including 40 percent of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information visit www.savvis.net

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2008, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; whether or not Savvis is able to sign additional outsourcing deals; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in our operating environment; and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, July 29, 2009. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Adjusted free cash flow” represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Return on capital employed” represents operating cash flow divided by capital employed (short-term and long-term debt plus equity). We have included information concerning return on capital employed because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and its efficient use of capital. The calculations of adjusted EBITDA, adjusted free cash flow and return on capital employed are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA, adjusted free cash flow and return on capital employed may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$219,861	$212,941	$441,384	$416,224
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,474, $1,646, $2,957 and $3,101) (1)	121,441	119,807	241,962	235,340
Sales, general and administrative expenses (including non-cash, equity-based compensation of $6,311, $7,983, $11,719 and $15,469) (1)	51,084	58,113	100,153	114,539
Depreciation, amortization and accretion	37,799	34,154	74,134	65,898

Total Operating Expenses	210,324	212,074	416,249	415,777

Income from Operations	9,537	867	25,135	447
Other (income) and expense	14,955	11,306	29,381	17,392

Income (Loss) before Income Taxes	(5,418)	(10,439)	(4,246)	(16,945)
Income tax expense	756	113	1,311	930

Net Income (Loss)	$(6,174)	$(10,552)	$(5,557)	$(17,875)

Net Income (Loss) per Common Share
Basic	$(0.12)	$(0.20)	$(0.10)	$(0.34)

Diluted	$(0.12)	$(0.20)	$(0.10)	$(0.34)

Weighted-Average Common Shares Outstanding (2)
Basic	53,664	53,305	53,650	53,199

Diluted	53,664	53,305	53,650	53,199

(1)	Excludes depreciation, amortization and accretion, which is reported separately.
(2)	For the three and six months ended June 30, 2009, and 2008, the effects of including the incremental shares associated with the Convertible Notes, options, unvested restricted preferred units, unvested restricted stock units and unvested restricted stock awards are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$154,948	$121,284
Trade accounts receivable, net	46,797	51,745
Prepaid expenses and other current assets	29,122	23,641

Total Current Assets	230,867	196,670

Property and equipment, net	721,890	736,646
Other non-current assets	15,071	16,379

Total Assets	$967,828	$949,695

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Payables and other trade accruals	$37,702	$41,538
Current portion of long-term debt and lease obligations	13,927	13,049
Other accrued liabilities	65,521	71,675

Total Current Liabilities	117,150	126,262

Long-term debt, net of current portion	373,870	360,249
Capital and financing method lease obligations, net of current portion	188,601	191,419
Other accrued liabilities	76,527	71,588

Total Liabilities	756,148	749,518

Stockholders’ Equity:
Common stock	543	535
Additional paid-in capital	849,640	834,882
Accumulated deficit	(619,140)	(613,583)
Accumulated other comprehensive loss	(19,363)	(21,657)

Total Stockholders’ Equity	211,680	200,177

Total Liabilities and Stockholders’ Equity	$967,828	$949,695

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(6,174)	$(10,552)	$(5,557)	$(17,875)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	37,799	34,154	74,134	65,898
Non-cash, equity-based compensation	7,785	9,629	14,676	18,570
Accrued interest	2,249	1,656	9,277	8,274
Other, net	(595)	110	(542)	135
Net changes in operating assets and liabilities:
Trade accounts receivable, net	3,261	(6,528)	5,464	(6,153)
Prepaid expenses and other current and non-current assets	(3,268)	(6,943)	(2,277)	(10,148)
Payables and other trade accruals	(3,018)	(517)	(2,991)	3,394
Other accrued liabilities	357	422	(8,138)	(8,680)

Net cash provided by operating activities	38,396	21,431	84,046	53,415

Cash Flows from Investing Activities:
Payments for capital expenditures	(27,224)	(97,107)	(45,476)	(140,400)

Net cash used in investing activities	(27,224)	(97,107)	(45,476)	(140,400)

Cash Flows from Financing Activities:
Proceeds from long-term debt	799	33,283	2,865	33,283
Proceeds from stock option exercises	38	84	42	821
Payments for employee taxes on equity-based instruments	—	5	(444)	(2,245)
Payments for debt issuance costs	—	(1,135)	—	(1,135)
Principal payments on long-term debt	(1,650)	(1,156)	(3,300)	(1,829)
Principal payments under capital lease obligations	(2,208)	(1,448)	(4,158)	(2,671)

Net cash provided by (used in) financing activities	(3,021)	29,633	(4,995)	26,224

Effect of exchange rate changes on cash and cash equivalents	935	(390)	89	(4,171)

Net Increase (Decrease) in Cash and Cash Equivalents	9,086	(46,433)	33,664	(64,932)
Cash and Cash Equivalents, Beginning of Period	145,862	164,642	121,284	183,141

Cash and Cash Equivalents, End of Period	$154,948	$118,209	$154,948	$118,209

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$12,613	$10,378	$20,101	$15,469

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended
	June 30,		March 31, 2009
	2009	2008
Revenue:
Colocation	$84,856	$74,762	$84,232
Managed hosting	67,303	64,714	68,086

Total hosting	152,159	139,476	152,318

Network services	67,702	73,465	69,205

Total Revenue	$219,861	$212,941	$221,523

Adjusted EBITDA (1) Reconciliation:
Income from operations	$9,537	$867	$15,598
Depreciation, amortization and accretion	37,799	34,154	36,335
Non-cash, equity-based compensation	7,785	9,629	6,891

Adjusted EBITDA	$55,121	$44,650	$58,824

Adjusted Free Cash Flow:
Adjusted EBITDA	$55,121	$44,650	$58,824
Cash capital expenditures	(27,224)	(97,107)	(18,252)
Cash interest paid	(12,613)	(10,378)	(7,488)
Interest income	44	729	114

Adjusted Free Cash Flow (2)	$15,328	$(62,106)	$33,198

Headcount	2,289	2,278	2,321

(1)	Adjusted EBITDA represents income from operations before depreciation, amortization, accretion and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(2)	Adjusted Free Cash Flow represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning adjusted free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted free cash flow is not specified by United States generally accepted accounting principles. Our calculation of adjusted free cash flow may not be comparable to similarly titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

Hosting Supplemental Information:

	Three Months Ended
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Data Center Revenue
Colocation	$74,762	$78,382	$83,245	$84,232	$84,856
Managed hosting	64,714	66,518	67,672	68,086	67,303
Hosting area network	17,231	17,166	17,711	17,562	17,417

Total Data Center Revenue	$156,707	$162,066	$168,628	$169,880	$169,576

Average Billed Square Feet
Colocation	613.2	631.8	611.3	590.5	595.4
Managed hosting	18.2	19.6	20.5	21.2	21.4

Total Average Billed Square Feet	631.4	651.4	631.8	611.7	616.8

Average Monthly Data Center Revenue Per Billed Square Foot (1)
Colocation	$40.6	$41.4	$45.4	$47.6	$47.5
Managed hosting	1,186.3	1,133.2	1,101.4	1,069.2	1,046.4
Hosting area network (2)	9.1	8.8	9.3	9.6	9.4
Total Average Monthly Data Center Revenue Per Billed Square Foot	$82.7	$82.9	$89.0	$92.6	$91.6

(1)	Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.
(2)	Hosting area network average monthly revenue per billed square foot is calculated as the hosting area network revenue per quarter divided by the total average billed square feet per quarter stated on a monthly basis.

Network Services Supplemental Information:

	Three Months Ended
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Network Services
Managed network	$43,989	$43,689	$41,801	$39,831	$39,273
Hosting area network	17,231	17,166	17,711	17,562	17,417
Bandwidth	12,245	12,608	12,025	11,812	11,012

Total Network Services	$73,465	$73,463	$71,537	$69,205	$67,702